Exhibit 10.1

CRESCENT BANK & TRUST COMPANY

OFFICER INCENTIVE PLAN

What type of plan is this?

This is a non-qualified annual cash bonus plan administered under the direction of the Board Compensation Committee and executive management. This plan is offered at the sole discretion of the Board Compensation Committee, and may be amended or discontinued according to the judgment of the Board Compensation Committee. The Board Compensation Committee reserves the right to alter any and all features of the plan to ensure that the intent and design of the plan is consistent with the Bank’s strategic and budget goals for the upcoming year, and that the plan effectively adds value for the shareholders through higher profits and growth at the Bank. All actions of the Board Compensation Committee under this plan will be subject to ratification and approval by a majority of the full Board of Directors. The plan is designed on an annual basis to reward participants for producing above-average, long-term profitability for the Bank, and for performing beyond the levels called for by normal job descriptions. If you participate in any other year-end bonus programs, commissions or cash award systems, you should seek guidance from executive management or your direct supervisor on how this Officer Incentive Plan impacts any other existing programs. If the Bank’s overall regulatory rating falls below “Satisfactory”, or if the CAMELS composite falls below a “2”, the Board Compensation Committee, at its discretion, can choose to suspend this incentive plan until regulatory standing is restored to a level acceptable to the Board.

Who participates?

All officers will participate in this plan, with the exception of Mortgage Originators, SBA Lenders and certain other Lenders that participate in separate commission programs. Executive management may also designate certain key non-officer employees to participate in this plan based on level of responsibility in the Bank. Any new officers joining the Bank during a plan year will be set up in the plan and allowed to participate after their 90 day introductory periods on a pro-rata basis for the period employed. Any participant leaving the Bank during a plan year will not receive any pro-rated amounts from the plan for that year, and will have no claims on cash bonus payments from the plan. A participant must be employed on December 31st of a plan year to be eligible to receive any bonus payments. From time to time, executive management may hire a new officer by negotiating a separate first year bonus arrangement if approved by the Board Compensation Committee. In such cases, the negotiated bonus arrangement will be substituted for this plan for the participant’s first year of employment.

How and when will awards be paid to participants?

Awards will be determined at the close of each plan year and paid to participants annually as soon as results can be measured, but at least by March 31st. Awards will be treated as taxable W-2 wages to all participants in the year received. The cash incentive expense accrued and paid by the Bank is a tax-deductible expense to the Bank.

What amounts can be earned from the plan by participants?

Each participating officer can earn awards up to certain limits of his/her base salary. Each participant is assigned a sliding scale percentage of base salary along which he/she can earn awards based on performance against goals in the plan. The sliding scale set for each participant reflects the individual’s rank and degree of responsibility within the Bank. Each participant will be apprised of his/her bonus potential, which may change as promotions are received or duties change. The higher the level of responsibility in the organization, the higher the participant’s bonus potential will be as a percentage of his/her base salary.

What specific goals are to be achieved by plan participants?

How will the goals be set and measured?

Goals will be set for the company, for each office and in many cases for individuals. First, a menu of important bank wide goals will be set each year that can affect everyone in the plan. Then, menus of important office-specific goals will also be set, and individuals will be tied to their respective offices as a team on such goals. Finally, individual performance goals may be set for numerous participants to reward for personal production or contributions to selected efforts.

Each factor will be weighted as part of the total award, with awards being determined on a sliding scale relative to the level of plan achieved. The sliding scales will be calibrated to standards satisfactory to the Board each year. A personal grid will then be designed for each participant to specify which factors the participant must meet, and in what proportion. Performance against the standards will be measured periodically and communicated to participants periodically during the year.

How will the plan be administered?

Goals and standards for the year are set for each factor based on the judgment of executive management and the Board Compensation Committee. Goals will be consistent with those determined for the Bank’s strategic plan and annual budget. All elements of the incentive plan will be evaluated and updated annually as a part of the planning process. Although the major emphasis of the plan will always be long-term profitability, individual reward factors can be changed from year to year to match current strategies. The Board Compensation Committee and executive management will be responsible each year for:

(1)	GOALS-selecting relevant performance factors for the coming year;

(2)	CALIBRATION-specifying the performance levels to be achieved for various levels of awards to be paid;

(3)	PARTICIPANTS-reviewing who participates in the plan and the maximum amount which can be earned as a percentage of base salary for each participant; and

(4)	RESPONSIBILITIES-constructing a personal grid of performance factors for which each participant will be held accountable for the coming year.

Any issues or disputes which may arise regarding the incentive plan will be decided or settled by the Board Compensation Committee based on information submitted to the Committee by executive management.

Upon recommendations from executive management, the Board Compensation Committee may, from time to time, choose to award additional incentive amounts to one or more participants, above those amounts indicated by the measured amounts per plan calculations. Such adjustments will be made on a case-by-case basis at the sole discretion of the Committee. The Committee will not decrease any participant’s incentive award to a lesser amount than that shown by the final plan measurement.

Post-Payment Evaluation:

It is important that the plan be evaluated on a regular basis. After every plan year, executive management will be asked to present to the Board Compensation Committee an assessment addressing the following questions:

•	What was the cost/benefit of the plan?

•	Were the incentive payments offset by increased profits?

•	How much more performance did the company get as a result of this plan?

•	How have profits increased?

•	Did the Company spend money needlessly?

•	Did participants understand what they needed to do to get an award?

•	Did anyone whose performance NOT warranting an award receive a payout?

•	Did anyone whose performance warranting an award NOT receive a payout?

•	What do participants think of the plan?

•	Was the plan justifiable to stockholders in terms of improved Company performance and profitability?

Definitions

Company Net Income - Annual net income for Crescent Banking Company.

Total Loan Portfolio Outstanding - Total gross loans outstanding at period end.

Total NPA Ratio - Loans on non-accrual plus OREO/Total outstanding loans plus OREO.

Total Net Charge-Off Ratio - Annual gross loans charged-offs minus recoveries/Avg loans outstanding.

County Net Income - Annual net income by county, including adjustment for source/use of funds cost and allocation of administrative/operational costs.

County Deposit Growth - Net growth of non-interest bearing account balances by County.

County Loan Portfolio Outstanding - Total gross loans outstanding by County at period end.

County Past Due Ratio - Average of month end 30 day plus past due loans/loans outstanding by County.

County Net Charge-Off Ratio - Annual gross loans charged-off minus recoveries/Avg loans outstanding by County.

Branch Net Income - Annual net income by branch, including adjustment for source/use of funds cost and allocation of administrative/operational costs.

Branch Deposit Growth - Budgeted net growth of non-interest bearing account balances by Branch.

Officer’s Loan Portfolio Outstanding - Total gross loans outstanding by Officer at period end.

Officer’s $ Loan Fee - Loan fees collected by Officer.

Officer’s Past Due Ratio - Average of month end 30 day plus past due loans/loans outstanding by Officer.

Officer’s Net Charge-Off Ratio - Annual gross loans charged-offs minus recoveries/Avg loans outstanding.

Officer’s Deposit - Net growth of non-interest bearing account balances by Officer.

Intangible - Other factors including non-qualitative measures of job performance.

Attachment 1

Officer Incentive Plan

Executive Officer

Examples of payout at various plan performance levels

	% of Plan	% of Salary
% of plan = % of salary paid as bonus	85.00%	25.00%
% of plan = % of salary paid as bonus	100.00%	75.00%
Each additional % = additional %	1.00%	1.00%

Salary	$170,000

		Percent of Goal Achieved	Percent of Bonus Paid	Bonus Earned
Company Net Income	50.00%	85%	25.00%	$21,250
Total Loan Portfolio	25.00%	85%	25.00%	10,625
Total NPA Ratio	12.50%	85%	25.00%	5,313
Total Charge-Off Ratio	12.50%	85%	25.00%	5,313

Bonus Earned				$42,500

		Percent of Goal Achieved	Percent of Bonus Paid	Bonus Earned
Company Net Income	50.00%	100%	75.00%	$63,750
Total Loan Portfolio	25.00%	100%	75.00%	31,875
Total NPA Ratio	12.50%	100%	75.00%	15,938
Total Charge-Off Ratio	12.50%	100%	75.00%	15,938

Bonus Earned				$127,500

		Percent of Goal Achieved	Percent of Bonus Paid	Bonus Earned
Company Net Income	50.00%	85%	25.00%	$21,250
Total Loan Portfolio	25.00%	100%	75.00%	31,875
Total NPA Ratio	12.50%	95%	58.33%	12,396
Total Charge-Off Ratio	12.50%	90%	41.67%	8,854

Bonus Earned				$74,375

		Percent of Goal Achieved	Percent of Bonus Paid	Bonus Earned
Company Net Income	50.00%	115%	90.00%	$76,500
Total Loan Portfolio	25.00%	100%	75.00%	31,875
Total NPA Ratio	12.50%	90%	41.67%	8,854
Total Charge-Off Ratio	12.50%	90%	41.67%	8,854

Bonus Earned				$126,083

Attachment 2

CRESCENT BANK & TRUST COMPANY

OFFICER INCENTIVE PLAN

Payout Grid

		Name
		Don Boggus	Lee Brantley	Bradley Rutledge	Tony Stancil	Bonnie Boling
FACTORS:
Company Net Income	Bank wide	50.00%	50.00%	50.00%	50.00%	50.00%
Total Loan Portfolio Outstanding	Bank wide	25.00%	25.00%	25.00%	25.00%	25.00%
Total NPA Ratio	Bank wide	12.50%	12.50%	12.50%	12.50%	12.50%
Total Net Charge-Off Ratio	Bank wide	12.50%	12.50%	12.50%	12.50%	12.50%
County Net Income	County	0.00%	0.00%	0.00%	0.00%	0.00%
County Deposit Growth	County	0.00%	0.00%	0.00%	0.00%	0.00%
County Loan Portfolio Outstanding	County	0.00%	0.00%	0.00%	0.00%	0.00%
County Past Due Ratio	County	0.00%	0.00%	0.00%	0.00%	0.00%
County Net Charge-Off Ratio	County	0.00%	0.00%	0.00%	0.00%	0.00%
Branch Net Income	Branch	0.00%	0.00%	0.00%	0.00%	0.00%
Branch Deposit Growth	Branch	0.00%	0.00%	0.00%	0.00%	0.00%
Officer’s Loan Portfolio Outstanding	For Officer	0.00%	0.00%	0.00%	0.00%	0.00%
Officer’s $ Loan Fee	For Officer	0.00%	0.00%	0.00%	0.00%	0.00%
Officer’s Past Due Ratio	For Officer	0.00%	0.00%	0.00%	0.00%	0.00%
Officer’s Net Charge-Off Ratio	For Officer	0.00%	0.00%	0.00%	0.00%	0.00%
Officer’s Deposit	For Officer	0.00%	0.00%	0.00%	0.00%	0.00%
Intangible	For Officer	0.00%	0.00%	0.00%	0.00%	0.00%

Total		100.00%	100.00%	100.00%	100.00%	100.00%

% of plan = % of salary paid as bonus	85.00%	25.00%	25.00%	25.00%	25.00%	25.00%
% of plan = % of salary paid as bonus	100.00%	75.00%	75.00%	75.00%	75.00%	75.00%
Each additional % = additional %	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%